UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

333-174872	27-3191889
(Commission File No.)	(IRS Employer Identification No.)

4325 GLENCOE AVE STE C9
MARINA DEL REY CA 90292-9991

(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(1)	On December 5, 2016, the Company executed an agreement to stud its mare Milania to War Front during the 2017 breeding season. Milania is currently pregnant and expected to give birth in January 2017. The Company expects to sell her offspring as a weanling at the 2017 November sale and stud her to War Front in February 2017. In 2016, War Front is North America’s #1 sire by Stake Winners and the Worlds #1 sire for 2-Year Olds Stakes Winners. At the Keenland sale, War Front had 19 yearlings sell for an average of $633,947. Two of his progeny sold for more than $1 million and 14 sold for $500,000 or more. With the top prices of $1.9 million for a colt out of stakes winner Prize Catch (A.P. Indy) and $1.3 million for a colt out of multiple grade I winner Love and Pride (A.P. Indy). The Company obtained insurance to guarantee the stud fee of $300,000. The total expected cost is approximately $450,000.

(2)	On December 12, 2016, the Company executed an agreement to stud its mare Sweet Dreams to Tapit during the 2017 breeding season. Sweet Dream is currently pregnant and expected to give birth in March 2017. The Company expects to sell her offspring as a weanling at the 2017 November sale and stud her to Tapit in February 2017. Tapit, currently the leading North American sire with more than $15.8 million in earnings and 14 graded stakes winners, for the third consecutive season, has broken his own North American single-season progeny earnings record of $18,848,029. Tapit ranks #1 in the United States and #2 in the world for average price of weanlings sold in 2016. Tapit’s average weanling sold for $692,000 and mares sold in foal to Tapit sold for an average of $1,700,000 in 2016. Tapit was also represented by 31 yearlings at the 2016 Keeneland Yearling sale which sold for an average price of $639,839. Among those sold, four brought more than $1 million and 19 brought $500,000 or more. Tapit's top seller sold for $2 million. With his commercial demand still at a peak, Tapit will again command an advertised fee of $300,000 for the 2017 season. The agreement contains a live foal standing and nursing guarantee. The total expected cost is approximately $320,000.

(3)	On December 12, 2016, the Company announced a dividend of $0.002 per share. The record date for the dividend will be January 3, 2017 and be paid on January 17, 2017.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Buscar Company

Dated: December 12, 2016	By:	/s/ Anastasia Shishova
	Name:	Anastasia Shishova
	Title:	CEO

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